Exhibit 99(a)

For Release: 6:30 a.m. EDT, October 16, 2003	Contact:	Paula M. Angelo
(248) 813-2626
paula.m.angelo@delphi.com

DELPHI INTENSIFIES ACTION TO IMPROVE COMPETITIVENESS

Third quarter earnings in line with guidance
Non-GM business exceeds 40 percent of revenue, up 11 percent year-over-year
Operating cash flow remains strong

     TROY, Mich. — Delphi Corp. (NYSE: DPH) today reported a GAAP net loss of $353 million for Q3 2003 on sales of $6.6 billion. These results include a $356 million after-tax restructuring charge related to employee and product line costs. Excluding the charge, the company reported net income of $3 million during the quarter, in line with guidance and First Call consensus.

     “Our value drivers, as we’ve consistently noted, are diversified business growth through technology-rich, game changing products and the transformation of our legacy cost structure,” said J.T. Battenberg III, Delphi’s chairman, chief executive officer and president. “We’ve made steady progress on diversifying our customer base and, in Q3, our non-GM revenues exceeded 40 percent of total sales. We’ve also made great improvements to our cost structure through the application of our lean enterprise skills. Now that our negotiations with the UAW are behind us, we’ve reached a key point where we can intensify our efforts to reduce our legacy costs.”

     “Because negotiations have concluded and in light of our employee demographics, we anticipate a high rate of normal retirements and significant opportunities for employees to return to GM, or ‘flowback,’ in the near term,” Battenberg said. “In addition, we’ve notified the UAW of our intent to raise the issue of consolidating certain under-performing facilities. We’ve also taken actions to ensure our salaried and non-U.S. workforce is in line with business requirements. These swift, decisive actions require an investment that affects our GAAP earnings for the quarter. However, while we still have a good deal of work ahead of us, the steps we’ve taken to enhance our value drivers will yield immediate and long-term value for Delphi’s shareholders.”

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2003 Q3 Financial Highlights

•	Non-GM business increased to more than 40 percent of Q3 revenues, compared to year-ago levels of 37 percent. Non-GM revenue for the quarter was $2.6 billion, up 11.3 percent from $2.4 billion in Q3 2002.

•	GM North American content per vehicle was $2,746 for the quarter, above the $2,675 level previously forecast for the year, reflecting stronger truck sales.

•	Revenue of $6.6 billion, up 1.8 percent from $6.4 billion in Q3 2002. Excluding the effects of foreign exchange, revenue would have remained stable year-over-year at $6.4 billion.

•	Net income, excluding restructuring charges, of $3 million or $0.01 per share, compared to Q3 2002 net income of $54 million or $0.10 per share.

•	Operating cash flow was $177 million excluding the impact of the charge.(1)

     “This quarter posed some unique challenges,” noted Alan Dawes, Delphi’s vice chairman and chief financial officer. “Although U.S. auto sales were strong, a significant portion of those sales came from existing inventory which, for the Big 3 U.S. automakers, declined by 379,000 units over the past three months. Consequently, the global vehicle production environment remained soft throughout Q3.”

     UAW Contract Update

     During the quarter, Delphi concluded negotiations with the International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America (UAW).

     “Because of the hyper-competitive industry we’re in, Delphi and the UAW worked some very tough issues during negotiations,” Battenberg said. “The agreement provides Delphi with a platform to take important steps to boost Delphi’s competitiveness in the short term.”

     The contract includes the following highlights:

•	Mirror agreements — This is the last agreement in which Delphi is contractually bound to mirror the UAW’s agreement with GM.

•	Economics — Other than a $3,000 upfront payment, the agreement provides no wage increases in year one, a 3 percent lump sum payment in year two, and 2 and 3 percent wage increases in years three and four, respectively. The contract also provides 2 percent annual pension benefit increases for eligible employees and $800

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annual lump sum payments for retirees. Finally, the contract includes some important changes in prescription drug coverage and other healthcare changes.

•	Flowback to General Motors — Consistent with prior agreements, this agreement provides opportunity for employees to return to GM or “flowback.” “We believe there is potential for a significant number of employees to take advantage of flowback opportunities during the life of the contract, based on what we understand about GM’s hiring needs,” Battenberg said.

•	Consolidations — “We have no explicit agreement from the UAW on closures,” Battenberg noted. “That said, we have notified the union that it is our intent to raise the issue of potential consolidation of three facilities in our Automotive Holdings Group. These facilities are located in Olathe, Kansas; Tuscaloosa, Alabama; and Flint, Michigan. Delphi and the UAW will have to work together on this initiative and I am confident we can reach resolution in a manner that satisfies our shared objectives.

•	Two-tier wage structure — “We are optimistic the contract provides a platform for accomplishing a two-tier wage structure,” Battenberg said. “Competitive wages are critical to helping Delphi win new business and supporting our transformation, and we’re continuing our dialogue with the UAW on this matter.”

     “I’m continually impressed with the knowledge and professionalism of the UAW leaders as well as their deepening understanding of the challenges Delphi faces,” Battenberg said. “We share a common goal with the UAW — a strong, competitive, growing Delphi — and we both know we must work together to achieve it.”

     Q3 Restructuring Charges

     Upon conclusion of negotiations with the UAW, Delphi initiated global actions designed to address under-performing operations, appropriately size the company’s global salaried and hourly workforce, and strengthen its competitive position. As a result of these initiatives, Delphi expects to reduce its U.S. hourly workforce by up to 5,000 employees primarily through normal retirements and flowbacks, its U.S. salaried workforce by 500 employees and its international workforce by approximately 3,000 employees.

     The restructuring charges recorded in the third quarter include costs relating to the planned downsizing of approximately 1,500 U.S. UAW hourly employees, approximately 300 IUE employees at our Packard operations, approximately 500 U.S. salaried employees and approximately 3,000 non-U.S. employees. As of September 30, approximately 150 non-U.S. employees have left. Additionally, charges were recorded in the quarter to reduce the value of

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certain fixed assets and inventory impacted by the plans, and for payments to retirees in connection with the UAW agreement; resulting in total charges recorded in the third quarter of $356 million (after-tax).

     Delphi’s plans entail further workforce reductions, including employees accepting voluntary offers to flowback, and other structural cost initiatives. The company currently expects to incur charges of approximately $159 million after-tax related to these permanent hourly reductions and other initiatives, which will be recorded in future periods. As a result, Delphi anticipates it will incur total charges related to these initiatives of approximately $515 million through December 31, 2004.

     Other Q3 2003 Activities

     The following activities and achievements were also announced during the quarter:

•	$2.5 billion in new commercial vehicle business — Delphi announced it secured more than $2.5 billion in future new business for commercial vehicles (CV) during the first nine months of 2003, exceeding the company’s target for the entire year. Delphi has steadily increased its CV business during each of the past three years. In 2002, the company booked $1.1 billion of new CV business, up from $900 million in 2001.

•	Delphi XM Roady introduction — Delphi and XM Satellite Radio (NASDAQ: XMSR), America’s leading satellite radio provider, launched their newest product for the vehicle, the Delphi XM Roady, in September. The Roady is the first complete satellite radio system for the vehicle for under $120 in one simple, easy-to-install package. Since the company introduced the first satellite radios for OEM applications in 2001, Delphi has produced and shipped more than 1.2 million factory-installed and retail satellite radios for this new entertainment medium. Satellite radio is the fastest-selling new audio product in 20 years, and Delphi remains the clear market leader in satellite radio units.

•	New sensor business with the Chrysler Group — Delphi received two new contracts to supply crankshaft sensors to the Chrysler Group for four-cylinder, six-cylinder and eight-cylinder Chrysler, Jeep® and Dodge engines. These contracts make Delphi a major supplier of crankshaft sensors to the Chrysler Group.

•	New battery, switch, and electrical/electronic distribution system business with Renault — Delphi won multi-year contracts through 2006 valued at more than $335 million with Renault, supplying Delphi Freedom ® batteries, steering column modules, switches and electrical/electronic distribution (E/ED) systems. The contracts make

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Delphi one of the major battery and E/EDS suppliers to Renault, supporting Renault in both Europe and South America. By the end of 2004, more than 900,000 vehicles manufactured by Renault globally will be started by a Delphi Freedom battery.

•	Comfort and convenience technologies for Chrysler Pacifica — Delphi announced it is providing heating, ventilation and air conditioning (HVAC) controls, power liftgate technology, modular door switches, and fuel modules for the all-new Chrysler Pacifica sports touring vehicle. As optional equipment, Delphi is also delivering satellite digital audio radio receivers for SIRIUS satellite radio service.

•	Delphi selected by the Dow Jones Sustainability Index (DJSI) — Delphi has been selected to be included as an index component of the DJSI World Indexes, with top ratings in several key areas related to the index’s economic, environmental and social dimensions. Delphi’s scores on corporate governance, investor relations and strategic planning matched or were close to the best scores in the industry, and the company’s performance on environmental policy and stakeholder engagement also was strong.

     Q4 2003 Outlook

     For the fourth quarter, Delphi expects revenue to be in the $6.8 to $7.1 billion range reflecting current production schedules. Earnings, excluding restructuring-related activities in the quarter, are expected to be consistent with consensus estimates of $126 million to the extent that revenue approaches the consensus level of $7.02 billion. Restructuring-related expenses, primarily people placement costs, to be incurred in the quarter are estimated at $40 million after-tax. Operating cash flow is expected to be $0.5 billion for the quarter. (2)

     Additional Information

     Additional information concerning Delphi’s Q3 2003 results and Q4 outlook is available through the Investor Relations page of Delphi’s web site at www.delphi.com, and in Delphi’s third quarter Form 10-Q, scheduled to be filed with the Securities and Exchange Commission later today. A briefing concerning third quarter results for news media representatives, institutional investors and security analysts will be held at 11:00 a.m. EDT today. For the general public, the briefing will be simultaneously webcast from the Investor Relations page at www.delphi.com.

     About Delphi

     For more information about Delphi, visit www.delphi.com.

(1) For a reconciliation to GAAP cash from operations, refer to the Delphi Investor Information website at www.delphi.com/ir/inv_facts.

(2) After approximately $250 million in capital expenditures and before up to $200 million of restructuring payments.

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All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2002. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

HIGHLIGHTS

Three and nine months ended September 30, 2003 vs. three and nine months ended September 30, 2002 comparison.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2003		2002	2003		2002

	(in millions, except per share amounts)
Net sales:
General Motors and affiliates	$3,927		$4,077	$12,795		$13,379
Other customers	2,636		2,369	8,044		7,077

Total net sales	6,563		6,446	20,839		20,456
Less operating expenses:
Cost of sales, excluding items listed below	6,041	(a)	5,695	18,593	(a)	17,916	(c)
Selling, general and administrative	376		368	1,187	(b)	1,091
Depreciation and amortization	326	(a)	258	839	(a)	749
Employee and product line charges	348	(a)	—	348	(a)	225	(c)

Operating income (loss)	(528	)(a)	125	(128	)(a)	475	(c)
Less: interest expense	48		49	138		144
Other income, net	8		9	12		27

Income (loss) before income taxes	(568	)(a)	85	(254	)(a)	358	(c)
Income tax expense (benefit)	(215	)(a)	31	(116	)(a)	135	(c)

Net income (loss)	$(353	)(a)	$54	$(138	)(a)	$223	(c)

Gross margin	8.0%		11.7%	10.8%		12.4%
Operating income margin	(8.0)%		1.9%	(0.6)%		2.3%
Net income margin	(5.4)%		0.8%	(0.7)%		1.1%

Basic earnings per share, 560 million shares outstanding for three months and nine months ended September 30, 2003 and 559 million and 560 million shares outstanding for the three months and nine months ended September 30, 2002, respectively	$(0.63	)(a)	$0.10	$(0.25	)(a)	$0.40	(c)

Diluted earnings per share, 560 million outstanding for three months and nine months ended September 30, 2003 and 562 million and 565 million shares outstanding for the three months and nine months ended September 30, 2002, respectively	$(0.63	)(a)	$0.10	$(0.25	)(a)	$0.39	(c)

(a)	Includes charges of $148 million ($94 million after-tax) in cost of sales, $56 million ($35 million after-tax) in depreciation and amortization and $348 million ($227 million after-tax) in employee and product line charges (the “2003 Charges”). Excluding these items from the results for the three months ended September 30, 2003, cost of sales would have been $5,893 million, depreciation and amortization would have been $270 million, operating income would have been $24 million, loss before income taxes would have been $(16) million, income tax benefit would have been $(19) million, net income would have been $3 million and basic and diluted earnings per share would have been $0.01. Excluding these items from the results for the nine months ended September 30, 2003, cost of sales would have been $18,445 million, depreciation and amortization would have been $783 million, operating income would have been $424 million, income before income taxes would have been $298 million, income tax expense would have been $80 million, net income would have been $218 million and basic and diluted earnings per share would have been $0.39.

(b)	Includes $38 million related to legal settlement, excluding this amount, selling, general and administrative would be $1,149 million.

(c)	Includes the net restructuring and generator product line charges of $262 million ($174 million after-tax) (the “2002 Charges”). Excluding these items from the results, cost of sales would have been $17,879 million, operating income would have been $737 million, income before income taxes would have been $620 million, income tax expense would have been $223 million, net income would have been $397 million and basic earnings per share was $0.71 and diluted earnings per share would have been $0.70.

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HIGHLIGHTS

SECTOR FINANCIAL RESULTS

Management reviews our sector operating results excluding the 2003 Charges and the 2002 Charges. Accordingly, we have presented our sector results excluding such amounts.

	Three Months Ended September 30,

			2003	2002
	2003	2002	Operating	Operating
Sector	Sales	Sales	Income (a)	Income

		(in millions)
Dynamics, Propulsion & Thermal	$2,941	$2,894	$13	$68
Electrical, Electronics, Safety & Interior	3,403	3,270	175	179
Automotive Holdings Group	684	811	(160)	(107)
Other	(465)	(529)	(4)	(15)

Total	$6,563	$6,446	$24	$125

	Nine Months Ended September 30,

			2003	2002
	2003	2002	Operating	Operating
Sector	Sales	Sales	Income (a)	Income (b)

		(in millions)
Dynamics, Propulsion & Thermal	$9,428	$9,290	$256	$306
Electrical, Electronics, Safety & Interior	10,643	10,152	702	737
Automotive Holdings Group	2,271	2,692	(456)	(259)
Other	(1,503)	(1,678)	(78)	(47)

Total	$20,839	$20,456	$424	$737

(a)	Excludes the third quarter 2003 charges of $101 million for Dynamics, Propulsion & Thermal, $129 million for Electrical, Electronics, Safety & Interior, $296 million for Automotive Holdings Group and $26 million for Other.

(b)	Excludes the first quarter 2002 net restructuring and generator product line charges of $78 million for Dynamics, Propulsion & Thermal, $64 million for Electrical, Electronics, Safety & Interior, $104 million for Automotive Holdings Group and $16 million for Other.

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HIGHLIGHTS

LIQUIDITY AND CAPITAL RESOURCES

See the footnotes below for an explanation of adjustments to our GAAP operating results, applied in determination of our pro forma results.

BALANCE SHEET DATA:
(in millions)

	September 30,		December 31,
	2003		2002

Cash and cash equivalents	$731		$1,014
Debt	2,734	(a)	2,766	(a)

Net liquidity	$(2,003	)(a)	$(1,752	)(a)

Total stockholders’ equity	$1,252	(b)	$1,279	(b)

RECONCILIATION OF NET LIQUIDITY:
(in millions)

Net liquidity at December 31, 2002		$(1,752)
Net loss	$(138)
Depreciation and amortization	839
Employee and product line charges	348
Capital expenditures	(704)
Other, net	328

Operating cash flow		673 (c)
Pension contributions		(600)
Cash paid for employee and product line charges		(72)
Dividends and other non-operating		(252)

Net liquidity at September 30, 2003		$(2,003)

(a)	Our debt and net liquidity exclude sales of accounts receivable accounted for off-balance sheet.

(b)	Includes after-tax minimum pension liability adjustments to equity of $2,098 million at September 30, 2003 and December 31, 2002, respectively. Excluding these adjustments, stockholders’ equity would have been $3,350 million and $3,377 million as of September 30, 2003 and December 31, 2002, respectively.

(c)	A reconciliation to cash provided by operations as shown on our Statement of Cash Flows is as follows:

Operating cash flow	$673
Capital expenditures	704
Decreases in sales of accounts receivable	(169)
Pension contributions	(600)
Cash paid for employee and product line charges	(72)

Cash provided by operations	$536

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CONSOLIDATED STATEMENTS OF INCOME (a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(in millions, except per share amounts)
Net sales:
General Motors and affiliates	$3,927	$4,077	$12,795	$13,379
Other customers	2,636	2,369	8,044	7,077

Total net sales	6,563	6,446	20,839	20,456

Less operating expenses:
Cost of sales, excluding items listed below	6,041	5,695	18,593	17,916
Selling, general and administrative	376	368	1,187	1,091
Depreciation and amortization	326	258	839	749
Employee and product line charges	348	—	348	225

Total operating expenses	7,091	6,321	20,967	19,981

Operating income (loss)	(528)	125	(128)	475
Less: interest expense	48	49	138	144
Other income, net	8	9	12	27

Income (loss) before income taxes	(568)	85	(254)	358
Income tax expense (benefit)	(215)	31	(116)	135

Net income (loss)	$(353)	$54	$(138)	$223

Basic earnings per share	$(0.63)	$0.10	$(0.25)	$0.40

Diluted earnings per share	$(0.63)	$0.10	$(0.25)	$0.39

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

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CONSOLIDATED BALANCE SHEETS (a)

	September 30,	December 31,
	2003	2002

	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$731	$1,014
Accounts receivable, net:
General Motors and affiliates	2,648	2,304
Other customers	1,282	1,712
Retained interests in receivables	791	—
Inventories, net	1,742	1,769
Deferred income taxes	468	502
Prepaid expenses and other	174	241

Total current assets	7,836	7,542
Long-term assets:
Property, net	5,928	5,944
Deferred income taxes	3,923	3,649
Goodwill, net	739	699
Other	1,508	1,482

Total assets	$19,934	$19,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$709	$682
Employee and product line obligations	319	24
Accounts payable	3,221	3,060
Accrued liabilities	1,795	2,094

Total current liabilities	6,044	5,860
Long-term liabilities:
Long-term debt	2,025	2,084
Pension benefits	3,692	3,568
Postretirement benefits other than pensions	5,559	5,120
Other	1,362	1,405

Total liabilities	18,682	18,037

Stockholders’ equity:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued in 2003 and 2002	6	6
Additional paid-in capital	2,466	2,445
Retained earnings	1,273	1,530
Accumulated other comprehensive loss:
Minimum pension liability	(2,098)	(2,098)
All other components	(319)	(493)
Treasury stock, at cost (4.7 million and 6.9 million shares in 2003 and 2002, respectively	(76)	(111)

Total stockholders’ equity	1,252	1,279

Total liabilities and stockholders’ equity	$19,934	$19,316

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

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CONSOLIDATED STATEMENTS OF CASH FLOWS (a)

	Nine Months Ended
	September 30,

	2003	2002

	(in millions)
Cash flows from operating activities:
Net income (loss)	$(138)	$223
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	839	749
Deferred income taxes	(238)	9
Employee and product line charges	348	225
Changes in operating assets and liabilities:
Accounts receivable and retained interest in receivables, net	(732)	(535)
Inventories, net	23	(95)
Prepaid expenses and other	33	40
Accounts payable	162	322
Employee and product line obligations	(46)	(279)
Accrued liabilities	(529)	134
Other long-term liabilities	823	69
Other	(9)	(166)

Net cash provided by operating activities	536	696

Cash flows from investing activities:
Capital expenditures	(704)	(710)
Other	36	58

Net cash used in investing activities	(668)	(652)

Cash flows from financing activities:
Net proceeds from (repayments of) borrowings under credit facilities and other debt	(548)	102
Net proceeds from issuance of debt securities	492	—
Dividend payments	(119)	(117)
Issuance (purchase) of treasury stock, net	1	(22)

Net cash used in financing activities	(174)	(37)

Effect of exchange rate fluctuations on cash and cash equivalents	23	(57)

Decrease in cash and cash equivalents	(283)	(50)
Cash and cash equivalents at beginning of period	1,014	757

Cash and cash equivalents at end of period	$731	$707

(a)	Prepared in accordance with accounting principles generally accepted in the United States of America, on an unaudited basis.

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